Exhibit 99.1

P R E S S    R E L E A S E

FOR IMMEDIATE RELEASE

CONTACT:

Christopher Locke

Chief Financial Officer

Rewards Network Inc.

(312) 521-6741

Rewards Network Inc. Reports $0.14 Diluted Earnings per Share, Growth in Marketing Services

Program, and Positive Cash Flows

Chicago, IL July 29, 2009 — Rewards Network Inc. (NASDAQ: DINED), a leading provider of marketing services and dining rewards programs to the restaurant industry, today announced $0.14 diluted earnings per share for the second quarter of 2009. Second quarter results were highlighted by growth in the Marketing Services Program, lower loss provision expense in the Marketing Credits Program and lower operating expenses. At the end of the second quarter, the Company had $21.0 million of cash on hand and continued to be debt free. During the quarter, the Company repurchased $4.1 million of its common stock under its previously announced $5.0 million stock repurchase plan.

Second Quarter 2009 Results

Rewards Network ended the second quarter with 10,197 merchants, a 4.4% increase over the same period in the prior year, and the highest number of merchants since December 2005. Consistent with the past four quarters, Marketing Services Program merchants led the growth, increasing by 1,731 or 55.4% over the prior year period and by 722 or 18.9% over the prior quarter. The growth in Marketing Services Program merchants has been driven by new marketing initiatives and price adjustments designed to accommodate merchants in the current economic environment. Marketing Credits Program merchants declined by 1,303 or 19.6% over the prior year and 501 or 8.6% over the prior quarter as the Company continued to apply more conservative dining credits purchasing policies and credit standards in order to rebalance its portfolio with more creditworthy merchants.

For the second quarter of 2009, the Company reported total sales of $54.6 million and net revenues of $17.1 million, a decrease of 17% and 14%, respectively, as compared to the prior year. Sales declined over the prior year both as a result of decreased consumer spending in a difficult economic environment, as well as a shift in mix towards the lower yield Marketing Services Program. However, net revenues declined less than sales, as net revenues were partially offset by the shift in merchants towards the higher margin, lower risk Marketing Services Program and a $1.2 million, or 38.3%, decrease in the loss provision expense.

“We are seeing strong interest in our Marketing Services Program, and are growing this product line by providing value to merchants through new marketing initiatives, channels, and partners,” said Ron Blake, CEO of Rewards Network. “For the first time since the economic crisis unfolded in the middle of 2008, we are beginning to see favorable trends in consumer spending at our participating merchants, including increased dining activity and slight increases in spending over the last several months. We continue to believe that consumers are looking for value and that this trend should continue even as the economy improves, which plays to the strengths of Rewards Network.”

July 29, 2009	Page 1

With the continued application of more conservative dining credits purchasing policies and credit standards, the composition of the dining credits portfolio has shifted both towards restaurant segments that have been impacted less by the current economic environment and towards more creditworthy merchants. The net dining credits portfolio was $56.6 million as of June 30, 2009, as compared to $87.5 million as of June 30, 2008, 35.3% lower than the prior year. The net dining credits usage period was reduced to 6.2 months for the second quarter of 2009, as compared to 7.6 months for the same period in the prior year. By purchasing fewer dining credits but from more creditworthy merchants, the Company’s loss reserve expense for the second quarter of 2009 declined to $2.0 million or 3.7% percent of total sales, as compared to $3.3 million or 5.0% of total sales for the prior year period. The Company will continue to maintain its focus on risk mitigation in the Marketing Credits Program until it has more visibility into the economy and consumer spending trends.

The Company has exercised disciplined expense management in light of the economic downturn. As a result, operating expenses decreased $1.5 million or 9.2% for the second quarter of 2009 as compared to the same period in the prior year.

“In the second quarter, the Company’s profitability and positive cash flow resulted from operational and strategic planning over the last several quarters,” said Chris Locke, CFO of Rewards Network. “In particular, we focused on optimizing cash generation, maintaining liquidity, exercising discipline and conservatism in purchasing dining credits, growing the Marketing Services Program, and managing operating expenses. As a result, the Company is well positioned to take advantage of the operating leverage we have created as the economy recovers.”

The following table presents financial highlights of the Company’s operations for the second quarter and year to date periods ended June 30, 2009 and 2008 (in millions, except per share amounts, merchant count and net dining credits usage period). Diluted earnings per share amounts have been adjusted to reflect the one-for-three reverse stock split effective July 6, 2009.

	2Q’09	2Q’08	YTD’09	YTD’08
Sales	$54.6	$65.7	$108.5	$124.8
Net revenues	$17.1	$19.9	$33.1	$38.7
Operating expenses	$15.1	$16.6	$30.5	$33.6
Net income	$1.3	$1.9	$1.2	$3.1
Diluted earnings per share	$0.14	$0.21	$0.13	$0.34

Total merchants	10,197	9,769
Dining credits portfolio, net of reserves	$56.6	$87.5
Net dining credits usage period (months)	6.2	7.6

“We believe the appropriate response to the economic and credit environment has been to manage the business to lower risk, and to maintain liquidity through both a positive cash position and access to our revolving line of credit,” said Blake. “We are well positioned by having two valuable product lines with very different risk profiles. By acting conservatively within the Marketing Credits Program and growing the lower risk Marketing Services Program, we generated strong cash flows and profitability, despite lower sales than a year ago.”

Year to Date 2009 Results

Sales for the six months ended June 30, 2009 were 13.0% lower as compared to the prior year period, largely as a result of a difficult economy. While merchant count increased to a level not seen since December 2005, sales were impacted by the shift in sales mix towards the Marketing Services Program, the Company’s decision to purchase fewer dining credits, lower consumer spending, and a shift in participating merchants to lower price point restaurants.

Net revenues for the six months ended June 30, 2009 were 14.5% lower as compared to the prior year period. While net revenues were negatively impacted by lower sales, they were partially offset by the shift in sales towards the higher margin, lower risk Marketing Services Program, and lower member benefits expense in the period.

July 29, 2009	Page 2

Operating expenses for the six months ended June 30, 2009 were 9.3% lower as compared to the prior year period due to the Company’s continued disciplined operating expense management.

Cash

During the first half of 2009, the Company generated $17.9 million of cash from operations, primarily as a result of its purchase of fewer dining credits, as well as net income. The Company funded approximately $46 million of new dining credits while lowering the average amount of capital at risk with each merchant by reducing the net dining credits usage period year over year from 7.6 months at the end of the second quarter of 2008 to 6.2 months at the end of the second quarter of 2009.

Cash used in investing and financing activities for the six months ended June 30, 2009 was $5.6 million as a result of the following expenditures:

•	$4.1 million to repurchase common stock.

•	$1.5 million to purchase information technology tools and for the development of new websites.

At the end of the quarter, the Company had $21.0 million of cash on hand, was debt free and had not drawn on its line of credit.

“Our cash generation in 2009 has been driven by our conservatism in funding new dining credits and good operating results in a challenging period for restaurants. As we continue to get more visibility into the economy and consumer spending trends, we may choose to invest more cash in the Marketing Credits Program,” said Locke.

Conclusion

“With the insight into the restaurant industry we have from our data, we have weathered the economic storm so far by actively managing the risk in our dining credits portfolio,” concluded Blake. “While our dining credits portfolio is smaller, it is also stronger overall through the application of our conservative purchasing policies and credit standards. While stabilizing our dining credits portfolio, we also enhanced the marketing services we provide to demonstrate value to our merchants and members. We have made progress in demonstrating value in our Marketing Services Program that can be seen in the double-digit growth in that product line year over year. We continue to believe we are well positioned to take advantage of opportunities in both programs as the economy improves.”

Webcast Information

Management will host a conference call at 10:00 a.m. Eastern Time on Wednesday, July 29, 2009. Participants are invited to join a live webcast of the call, which may be accessed by visiting the Investor Relations section of the Rewards Network website at investor.rewardsnetwork.com. The webcast is also available at www.streetevents.com and www.earnings.com. Participants should log on at least 10 minutes prior to the webcast to register and download any necessary software. If you are unable to participate during the live webcast, a replay of the call and presentation will be archived on the Company’s website at investor.rewardsnetwork.com. Alternatively, a dial-in replay is available through August 28, 2009, by dialing 1-888-286-8010 and using passcode 92359590.

About Rewards Network

Rewards Network (NASDAQ:DINED), headquartered in Chicago, IL, operates the leading dining rewards programs in North America. Thousands of restaurants and other merchants benefit from the company’s restaurant marketing efforts that include millions of email impressions, mobile access to restaurants via iPhone™ and BlackBerry® smartphones and dining Web sites. Rewards Network also provides restaurant ratings and other restaurant business intelligence, as well as access to capital to restaurants in our program.

July 29, 2009	Page 3

In conjunction with major airline frequent flyer programs and other affinity organizations, Rewards Network provides more than three million members with incentives to dine at participating restaurants. These incentives include airline miles, college savings rewards, reward program points and Cashback RewardsSM savings. For additional information about Rewards Network, visit RewardsNetwork.com or call (877) 491-3463.

Safe Harbor Statement

Statements in this release that are not strictly historical are “forward-looking” statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectation or beliefs, and are subject to risks, trends and uncertainties. Actual results, performance or achievements may differ materially from those expressed or implied by the statements herein due to factors that include, but are not limited to, the following: (i) the impact of the economy on dining activity, (ii) the Company’s inability to attract and retain merchants, (iii) the Company’s susceptibility to restaurant credit risk and the risk that its allowance for losses related to restaurant credit risk in connection with dining credits may prove inadequate, (iv) the Company’s dependence upon its relationships with payment card issuers, transaction processors, presenters and aggregators, (v) a security breach that results in a payment card issuer re-issuing a significant number of registered payment cards, (vi) changes to payment card association rules and practices, (vii) the Company’s dependence on its relationships with airlines and other reward program partners for a significant number of members, (viii) the concentration of a significant amount of the Company’s rewards currency in one industry group, the airline industry, (ix) adverse weather conditions affecting dining activity, (x) the Company’s minimum purchase obligations and performance requirements, (xi) the Company’s inability to attract and retain active members, (xii) factors causing our operating results to fluctuate over time, (xiii) the Company’s ability to obtain sufficient cash to operate its business, (xiv) changes in the Company’s programs that affect the rate of rewards, (xv) the Company’s inability to maintain an adequately-staffed sales force, (xvi) the Company’s inability to maintain an appropriate balance between the number of members and the number of participating merchants in each market, (xvii) network interruptions, processing interruptions or processing errors, (xviii) susceptibility to a changing regulatory environment, (xix) increased operating costs or loss of members due to privacy concerns of the Company’s program partners, payment card processors and the public, (xx) the failure of the Company’s security measures, (xxi) the loss of key personnel, (xxii) increasing competition, and (xxiii) a shift toward Marketing Services Program that may cause revenues to decline. A more detailed description of the factors that, among others, should be considered in evaluating our outlook can be found in the Company’s annual report on Form 10-K for the year ended December 31, 2008 filed with the Securities and Exchange Commission. The Company undertakes no obligation to, and expressly disclaims any such obligation to, update or revise any forward-looking statements to reflect changed assumptions, the occurrence of anticipated or unanticipated events, changes to future results over time or otherwise, except as required by law.

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July 29, 2009	Page 4

Rewards Network Inc. and Subsidiaries

- unaudited-

(amounts in thousands, except per share data, restaurants in the program, average transaction amount and estimated months to consume dining credits portfolio)

(all share amounts have been adjusted to reflect the reverse one-for-three stock split effective July 6, 2009)

	Three Months Ended June 30,				Six Months Ended June 30,
	2009	%	2008	%	2009	%	2008	%

Sales	$54,555	100.00%	$65,723	100.00%	$108,545	100.00%	$124,786	100.00%

Cost of sales	27,566	50.53%	34,876	53.07%	56,261	51.83%	65,495	52.49%
Provision for losses	2,011	3.69%	3,259	4.96%	5,438	5.01%	5,484	4.39%
Member benefits	7,880	14.44%	7,718	11.74%	13,734	12.65%	15,068	12.08%

Net revenues	$17,098	31.34%	$19,870	30.23%	$33,112	30.51%	$38,739	31.04%

Membership fees and other income	278	0.51%	318	0.48%	543	0.50%	669	0.54%

Total operating revenues	$17,376	31.85%	$20,188	30.72%	$33,655	31.01%	$39,408	31.58%

Operating expenses:
Salaries and benefits	$4,733	8.68%	$5,620	8.55%	$9,450	8.71%	$10,864	8.71%
Sales commission and expenses	4,981	9.13%	4,606	7.01%	10,093	9.30%	9,863	7.90%
Professional fees	662	1.21%	892	1.36%	1,260	1.16%	1,513	1.21%
Member and merchant marketing	599	1.10%	1,090	1.66%	1,275	1.17%	2,025	1.62%
General and administrative	4,114	7.54%	4,415	6.72%	8,388	7.73%	9,324	7.47%

Total operating expenses	$15,089	27.66%	$16,623	25.29%	$30,466	28.07%	$33,589	26.92%

Operating income	2,287	4.19%	3,565	5.42%	3,189	2.94%	5,819	4.66%

Other expenses, net	15	0.03%	430	0.65%	50	0.05%	630	0.50%

Income before income tax provision	$2,272	4.16%	$3,135	4.77%	$3,139	2.89%	$5,189	4.16%

Income tax provision	992	1.82%	1,226	1.87%	1,972	1.82%	2,122	1.70%

Net income	$1,280	2.34%	$1,909	2.90%	$1,167	1.08%	$3,067	2.46%

Net earnings per share
Basic	$0.14		$0.21		$0.13		$0.34
Diluted	$0.14		$0.21		$0.13		$0.34
Weighted average number of common and common equivalent shares
Basic	8,912		9,055		9,033		9,045
Diluted	8,948		9,104		9,094		9,131

July 29, 2009	Page 5

Rewards Network Inc. and Subsidiaries

- unaudited-

(amounts in thousands, except per share data, restaurants in the program, average transaction amount and estimated months to consume dining credits portfolio)

(all share amounts have been adjusted to reflect the reverse one-for-three stock split effective July 6, 2009)

	Three months ended June 30, 2009			Three months ended June 30, 2008
	Marketing Credits Program	Marketing Services Program	Total	Marketing Credits Program	Marketing Services Program	Total

Number of qualified transactions	1,396	1,177	2,573	1,724	785	2,509
Average transaction amount	$44.19	$45.53	$44.80	$45.27	$46.75	$45.73

Qualified transaction amounts	$61,683	$53,583	$115,266	$78,039	$36,702	$114,741
Sales yield	75.5%	15.0%	47.3%	76.5%	16.3%	57.3%
Sales	$46,546	$8,009	$54,555	$59,723	$6,000	$65,723

Cost of dining credits	$27,279	$0	$27,279	$34,528	$0	$34,528
Processing fees	152	135	287	207	141	348

Total cost of sales	$27,431	$135	$27,566	$34,735	$141	$34,876

Provision for losses	$2,011	$0	$2,011	$3,259	$0	$3,259

Member benefits	$4,388	$3,492	$7,880	$5,527	$2,191	$7,718

Net revenues	$12,716	$4,382	$17,098	$16,202	$3,668	$19,870

	Six months ended June 30, 2009			Six months ended June 30, 2008
	Marketing Credits Program	Marketing Services Program	Total	Marketing Credits Program	Marketing Services Program	Total

Number of qualified transactions	2,894	2,040	4,934	3,245	1,561	4,806
Average transaction amount	$43.33	$45.48	$44.22	$46.08	$46.21	$46.12

Qualified transaction amounts	$125,384	$92,773	$218,157	$149,526	$72,133	$221,659
Sales yield	75.3%	15.2%	49.8%	75.5%	16.4%	56.3%
Sales	$94,465	$14,080	$108,545	$112,958	$11,828	$124,786

Cost of dining credits	$55,757	$0	$55,757	$64,866	$0	$64,866
Processing fees	289	215	504	406	223	629

Total cost of sales	$56,046	$215	$56,261	$65,272	$223	$65,495

Provision for losses	$5,438	$0	$5,438	$5,484	$0	$5,484

Member benefits	$8,122	$5,612	$13,734	$10,719	$4,349	$15,068

Net revenues	$24,859	$8,253	$33,112	$31,483	$7,256	$38,739

July 29, 2009	Page 6

Rewards Network Inc. and Subsidiaries

- unaudited-

(amounts in thousands, except per share data, restaurants in the program, average transaction amount and estimated months to consume dining credits portfolio)

(all share amounts have been adjusted to reflect the reverse one-for-three stock split effective July 6, 2009)

Definitions:

Qualified transaction amounts:	Represents the total dollar value of all member dining transactions at participating merchants when a benefit is offered. Qualified transaction amounts are divided by the number of qualified transactions to arrive at the average transaction amount.

Sales yield:	Represents the percentage of qualified transaction amounts that Rewards Network reports as revenue. The percentage is based on each agreement between the merchant and Rewards Network.

Cost of dining credits:	Represents the amount of dining credits, at cost, redeemed by members when transacting at participating merchants when a benefit is offered. Under the Company’s Marketing Services Program, no dining credits are purchased by Rewards Network.

Provision for losses:	Represents the current period expense necessary to maintain an appropriate reserve against the Company’s dining credits portfolio. No provision is applied to the Marketing Services Program, as the Company does not purchase dining credits under that program.

Total member benefits:	Represents the dollar value of benefits paid to members in Cashback RewardsSM savings, airline miles, or other benefit currencies, for dining at participating merchants.

Selected Balance Sheet and Cash Flow Information

	June 30,	December 31,
	2009	2008
		(Audited)
Cash and cash equivalents	$21,014	$9,008
Dining credits	$72,888	$95,727
Allowance for doubtful dining credits accounts	$(16,270)	$(20,064)
Goodwill	$8,117	$8,117
Total assets	$113,674	$123,816

Accounts payable - dining credits	$3,952	$5,081
Litigation and related accruals	—	$3,164
Stockholders’ equity	$97,274	$99,319

	Six Months Ended
	June 30,
	2009	2008
Net cash provided by (used in):
Operations	$17,917	$14,292
Investing	$(1,506)	$(2,412)
Financing	$(4,138)	$(1,963)

July 29, 2009	Page 7

Rewards Network Inc. and Subsidiaries

- unaudited-

(amounts in thousands, except per share data, restaurants in the program, average transaction amount and estimated months to consume dining credits portfolio)

(all share amounts have been adjusted to reflect the reverse one-for-three stock split effective July 6, 2009)

	Q2 2009	Q1 2009	Q4 2008	Q3 2008	Q2 2008
Sales Statistic Trends:
Marketing Credits Program sales	$46,546	$47,919	$51,795	$56,402	$59,723
Marketing Services Program sales	8,009	6,071	5,890	6,040	6,000

Total sales	$54,555	$53,990	$57,685	$62,442	$65,723
Sequential Percentage Change
Marketing Credits Program sales	-2.9%	-7.5%	-8.2%	-5.6%	12.2%
Marketing Services Program sales	31.9%	3.1%	-2.5%	0.7%	3.0%
Total sales	1.0%	-6.4%	-7.6%	-5.0%	11.3%

Merchant Count Trends (period ended):
Marketing Credits Program merchants	5,343	5,844	6,293	6,449	6,646
Marketing Services Program merchants	4,854	4,082	3,595	3,306	3,123

Total merchants	10,197	9,926	9,888	9,755	9,769
Sequential Percentage Change
Marketing Credits Program merchants	-8.6%	-7.1%	-2.4%	-3.0%	0.0%
Marketing Services Program merchants	18.9%	13.5%	8.7%	5.9%	6.2%
Total merchants	2.7%	0.4%	1.4%	-0.1%	1.9%

Qualified Transaction Amounts Trends:
Marketing Credits Program	$61,683	$63,701	$66,673	$73,780	$78,039
Marketing Services Program	53,583	39,190	37,485	37,574	36,702

Total qualified transaction amounts	$115,266	$102,891	$104,158	$111,354	$114,741
Sequential Percentage Change
Marketing Credits Program	-3.2%	-4.5%	-9.6%	-5.5%	9.2%
Marketing Services Program	36.7%	4.5%	-0.2%	2.4%	3.6%
Total qualified transaction amounts	12.0%	-1.2%	-6.5%	-3.0%	7.3%

Sales Yield Trends:
Marketing Credits Program sales yield	75.5%	75.2%	77.7%	76.4%	76.5%
Marketing Services Program sales yield	15.0%	15.5%	15.7%	16.1%	16.3%
Total sales yield	47.3%	52.5%	55.4%	56.1%	57.3%

Member Activity Trends:
Member accounts active last 12 months	3,142	3,142	3,146	3,130	3,103
Number of qualified transactions during quarter	2,573	2,361	2,305	2,486	2,509

Cost of Dining Credits Trends:
Cost of dining credits	$27,279	$28,478	$30,411	$32,994	$34,528
Cost as % of Marketing Credits Program sales	58.6%	59.4%	58.7%	58.5%	57.8%

Dining Credits Portfolio and Allowance Trends:
Ending gross dining credits portfolio	$72,888	$82,305	$95,727	$103,265	$107,815
Ending net dining credits portfolio	$56,618	$63,016	$75,663	$82,389	$87,547
Net write-offs - gross write-offs less recoveries	$5,332	$4,394	$3,563	$2,106	$2,681
Ending allowance for dining credits losses	$16,270	$19,289	$20,064	$20,876	$20,268
Allowance as % of gross dining credits	22.3%	23.4%	21.0%	20.2%	18.8%
Estimated months to consume gross dining credits *	8.0	8.7	9.4	9.4	9.4
Estimated months to consume net dining credits *	6.2	6.6	7.5	7.5	7.6

*	Calculated as Ending Dining Credits Portfolio / (Quarterly Cost of Dining Credits / 3)

July 29, 2009	Page 8